UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

schedule 14A

(rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                           Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Feihe International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Feihe International, Inc.

(2)	Aggregate number of securities to which transaction applies:

11,617,166 shares of common stock, calculated as the sum of (A) 11,605,166 shares of common stock issued and outstanding as of May 20, 2013 subject to the transaction (consisting of 19,784,291 shares of common stock outstanding as of May 20, 2013 minus 8,179,125 shares of common stock held by Mr. You-Bin Leng, Mr. Sheng-Hui Liu and Mr. Hua Liu (collectively, the “Rollover Holders”)*), and (B) 12,000 shares of common stock underlying outstanding options as of May 20, 2013 (consisting of the 48,000 shares of common stock underlying outstanding options with an exercise price below $7.40 per share as of May 20, 2013 minus 36,000 shares of common stock underlying outstanding options held by the Rollover Holders*).

* Shares of common stock and options to purchase shares of common stock held by the Rollover Holders are all being contributed to Platinum Infant Formula Holding Limited immediately prior to the consummation of the merger and will be cancelled at the effective time of the merger for no consideration thereon.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $85,880,028.40. The maximum aggregate value of the transaction was calculated based upon the sum of (A) 11,605,166 shares of common stock issued and outstanding as of May 20, 2013 subject to the transaction (consisting of 19,784,291 shares of common stock outstanding as of May 20, 2013 minus the 8,179,125 shares of common stock held by the Rollover Holders) multiplied by $7.40 per share merger consideration, and (B) 12,000 shares of common stock underlying outstanding options as of May 20, 2013 (consisting of the 48,000 shares of common stock underlying outstanding options with an exercise price below $7.40 per share as of May 20, 2013 minus 36,000 shares of common stock underlying outstanding options held by the Rollover Holders) multiplied by $0.15 per share (which is the difference between the $7.40 per share merger consideration and the weighted average exercise price of such options of $7.25 per share). The filing fee equals the product of 0.00013640 multiplied by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $85,880,028.40

(5)	Total fee paid: $11,714.04

☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

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FEIHE INTERNATIONAL, INC.

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor

Chaoyang District, Beijing, China 100016

Supplement to proxy statement

for special meeting of shareholders

to be held on June 26, 2013

The date of this Supplement is June 6, 2013

On May 20, 2013, Feihe International, Inc. (the “Company”) filed a definitive proxy statement (the “Definitive Proxy Statement”) relating to the proposed merger pursuant to the Agreement and Plan of Merger, dated as of March 3, 2013 (the “merger agreement”), by and among the Company, Diamond Infant Formula Holding Limited, Platinum Infant Formula Holding Limited, and Infant Formula Merger Sub Holding Inc. As previously disclosed, the special meeting of shareholders at which the merger and certain other proposals will be voted upon will be held on June 26, 2013, at 10:30 a.m. (Beijing time), at Star City International Building, 10 Jiuxianqiao Road, C-16th Floor, Chaoyang District, Beijing, China, 100016. The record date for determining shareholders of the Company entitled to vote at the special meeting has been fixed as the close of business on May 20, 2013.

The purpose of this Supplement is to make certain supplemental disclosure to the Definitive Proxy Statement in respect of the opinion of Oppenheimer & Co. Inc., the financial advisor to the special committee of Company.

The following information supplements, and should be read in conjunction with, the Definitive Proxy Statement and the documents incorporated therein by reference. Capitalized terms used but not defined in this Supplement have the respective meanings ascribed to them in the Definitive Proxy Statement.

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Opinion of Oppenheimer, the Special Committee’s Financial Advisor

The following disclosure is inserted after the first full paragraph on page 43 of the Definitive Proxy Statement as new paragraphs:

In performing its analyses with respect to the Company, Oppenheimer did not assign value to the receivables associated with the Equity Purchase Agreement (the “Equity Purchase Agreement”) that the Company entered into on August 1, 2011 with Haerbin City Ruixinda Investment Company Ltd. (“Haerbin”). Pursuant to the Equity Purchase Agreement, on October 31, 2011 the Company completed its sale of all of the equity interests of its prior subsidiaries Heilongjiang Feihe Kedong Feedlots Co., Limited and Heilongjiang Feihe Gannan Feedlots Co., Limited (collectively the “Dairy Farms”) to Haerbin for an aggregate purchase price of approximately $133.1 million. This aggregate purchase price included approximately $18 million in cash paid upon the completion of the sale. The remaining purchase price was to be satisfied by the delivery to the Company, in six quarterly installments, each quarter for a period of 18 months following September 30, 2011, of raw milk with an aggregate value of approximately $115.1 million from the Dairy Farms, or approximately $19 million per quarter (the “Supply Obligations”). In the event the raw milk production of the Dairy Farms was insufficient to fulfill such quarterly amounts, the shortfall was to be settled in cash.

By the second quarter of 2012, Haerbin had paid significantly below the amounts required under the Equity Purchase Agreement, and Haerbin requested to restructure the payment arrangements given its financial circumstances.

On July 31, 2012, the Company entered into a supplemental agreement to modify the repayment schedule of the Supply Obligations, such that the payments owed by Haerbin in the second and third 2012 quarterly installments would be paid prior to December 31, 2012. During the remainder of 2012, the quarterly payments were significantly below the amounts required under the supplemental agreement, and Haerbin again requested to restructure the payment arrangements given its financial circumstances.

On December 31, 2012, the Company entered into a supplemental agreement to modify the repayment schedule, pursuant to which Haerbin agreed to repay approximately $32.1 million in cash in April 2013, with the residual amount of the purchase price to be paid by the delivery of raw milk during the three quarters ending December 31, 2013. In the first quarter of 2013, the Company received significantly below the amounts required under the supplemental agreement, and Haerbin again requested to restructure the payment arrangements given its financial circumstances.

On April 25, 2013, a further supplemental agreement was entered into, pursuant to which Haerbin agreed to repay a total of $16.1 million in each of the second, third, and fourth quarters of 2013 in raw milk, with the remaining balance of $27.6 million to be repaid by the first quarter of 2014.

The receivables associated with the Supply Obligation were reflected in the financial projections provided to Oppenheimer by the Company’s management on January 24, 2013. In these projections, management forecasted that the repayment term for the receivable would extend beyond the initial payment due date. The projections management provided to Oppenheimer recorded the Supply Obligation as a current asset of the Company on its balance sheet, because the contractual payment period at the time called for payment within the year. A fairness opinion may not take into account all variables or all factors, and the non-inclusion of a given variable or factor will generally not affect a fairness analysis when the variable or factor is not a driver of meaningful value. Moreover, in providing a fairness opinion, a financial advisor does not typically perform an independent verification or investigation of financial information provided to it in connection with its analyses. Oppenheimer did not factor the Supply Obligation into its analysis, nor did Oppenheimer undertake any independent investigation as to Haerbin's past failures to make payments/deliveries pursuant to the Supply Obligation.

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PROXIES

This Supplement is dated June 6, 2013 and is first being mailed to shareholders on or about June 10, 2013.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call Innisfree M&A Incorporated at 1-888-750-5834 (toll-free from the US and Canada) or 1-412-232-3651 (from other countries). Institutional holders and banks and brokers may call collect at 1-212-750-5833.

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